OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 445-8451
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Peter Seltzberg
Vice President & CFO	Analyst Information
(540) 265-0690	(212) 445-8457
investorrelations@occfiber.com	pseltzberg@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL 2003 FINANCIAL RESULTS

Net Income Up 11% Over Fiscal Year 2002

ROANOKE, VA, January 14, 2004 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal fourth quarter and year ended October 31, 2003.

Fiscal Year 2003 Financial Results

The Company reported net income for fiscal year 2003 of $315,000, or $0.05 per diluted share, compared to net income of $284,000, or $0.04 per diluted share for fiscal year 2002. The 11.0% increase in net income was accomplished despite a 3.5% decrease in net sales to $41.1 million in fiscal year 2003 from $42.6 million for the prior year. On a year-to-date basis, Optical Cable’s gross profit margin was approximately the same as the prior year at 35.5% for fiscal year 2003 versus gross profit margin of 35.2% for fiscal year 2002.

In fiscal year 2003, the Company had an unusual non-cash charge of $862,000 resulting from the variable accounting treatment of warrants issued in connection with the shareholder class action settlement. This charge is included in income from operations.

Optical Cable Corp.—Fourth Quarter 2003 Earnings Release

Fourth Quarter 2003 Financial Results

Optical Cable reported net income of $405,000 or $0.07 per basic and diluted share for the fourth quarter of fiscal 2003 compared to net income of $326,000 or $0.05 per basic and diluted share for the same quarter last year.

Net sales for the fourth quarter of fiscal 2003 increased 7.5% to $11.3 million from $10.6 million for the same period last year. Net sales for the fourth quarter of fiscal year 2003 increased sequentially compared to the first three quarters of fiscal 2003, with net sales of $9.7 million in the first quarter, $9.8 million in the second quarter and $10.3 million in the third quarter. Management indicated that the pattern of net sales experienced during fiscal year 2003 may reflect a return to seasonality patterns experienced by the Company prior to fiscal year 2001. Specifically, net sales historically were relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year, which the Company believes may be partially due to the construction cycles and budgetary cycles of its customers.

Gross profit as a percentage of net sales for the fourth fiscal quarter of 2003 was 37.4% compared to 34.8% for the fourth fiscal quarter of 2002. Gross profit margins were 35.9%, 39.5% and 29.4% in the first, second and third quarters of 2003, respectively. The increase in the gross profit margin in the fourth quarter of 2003 compared to the fourth quarter of 2002 resulted primarily from the Company’s ability to obtain lower pricing on certain raw materials coupled with a relative increase in product mix for products with higher margins.

Selling, general and administrative expenses (excluding shareholder litigation settlement expenses) (“SG&A expenses”) for the fourth quarter of fiscal 2003 increased 7.5 % to $3.8 million from $3.4 million for the same period last year. This compared to SG&A expenses of $3.3 million, $3.4 million and $2.9 million in the first, second and third quarters of fiscal year 2003, respectively. The increase in SG&A expenses during the fourth quarter of fiscal year 2003 compared to the same period last year resulted from increases in commissions, compensation costs and bad debt expense, partially offset by decreases in certain selling costs.

Management Comments

“We are quite pleased with Optical Cable’s fourth quarter results and the results for fiscal 2003 as a whole. During a challenging year for the industry, Optical Cable was profitable. Further, by fiscal year end the Company had no outstanding balance on its bank line of credit and had $2.3 million in cash on hand,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“We remain cautiously optimistic about future net sales and have seen some preliminary signs our markets are firming. However, it is still unclear when our markets will begin to show sustainable growth,” added Mr. Wilkin.

Changes in Effective Tax Rate

The Company’s effective tax rate is the amount of tax expense (or benefit) as a percentage of the Company’s Generally Accepted Accounting Principles (“GAAP”) income (or loss) before taxes. During the fourth quarter of 2003, the Company’s effective tax rate was 7.4%. During the fourth quarter of 2002 and for fiscal years 2003 and 2002, notwithstanding the income before income taxes, the Company reported income tax benefit for the period rather than income tax expense. The lower effective tax rate in the fourth quarter of fiscal 2003 and

Optical Cable Corp.—Fourth Quarter 2003 Earnings Release

the tax benefit, despite income before income taxes in the fourth quarter of 2002 and for fiscal years 2003 and 2002 is largely a result of the amount and timing of the tax benefits associated with the Company’s estimated Extraterritorial Income Exclusion (“EIE”). The EIE excludes from federal taxable income a portion of the net profit realized from sales outside of the United States from products manufactured inside the United States.

Company Information

Optical Cable Corporation pioneered the design and production of special tight-buffered cables for the most demanding military field applications in the early 1980s. At its ISO 9001:2000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables for high bandwidth transmission of data, video, and audio communications over short to moderate distances. Optical Cable Corporation’s cables can be used both indoors and outdoors and utilize a unique tight-buffered coating process that provides excellent mechanical and environmental protection for the optical fiber. The current product portfolio is built on the evolution and refinement of the original fundamental technology into a comprehensive and versatile product line to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions, against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; an adverse change in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; the impact of changes in accounting policies, including those by the Securities and Exchange Commission; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp.—Fourth Quarter 2003 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2003	2002	2003	2002
Net sales	$11,349	$10,555	$41,114	$42,598
Cost of goods sold	7,109	6,880	26,505	27,607

Gross profit	4,240	3,675	14,609	14,991
Selling, general and administrative expenses	3,756	3,350	13,309	13,603
Shareholder litigation settlement expense	—	6	871	997
Loss on impairment of machinery and equipment	—	—	117	—

Income from operations	484	319	312	391
Interest expense, net	(47)	(31)	(160)	(184)
Other, net	1	(6)	40	9

Other expense, net	(46)	(37)	(120)	(175)

Income before income taxes	438	282	192	216
Income tax expense (benefit)	33	(44)	(123)	(68)

Net income	$405	$326	$315	$284

Net income per share
Basic and diluted	$0.07	$0.05	$0.05	$0.04

Weighted average shares outstanding
Basic	5,455	6,929	5,736	6,929

Diluted	5,533	6,929	5,744	6,929

-MORE-

Optical Cable Corp.—Fourth Quarter 2003 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

Assets	October 31, 2003	October 31, 2002
Cash	$2,337	$747
Trade accounts receivable, net of allowance for doubtful accounts	7,688	7,795
Inventories	6,625	9,412
Other current assets	1,178	1,829

Total current assets	$17,828	$19,783
Non-current assets	12,357	12,891

Total assets	$30,185	$32,674

Liabilities and Shareholders’ Equity
Total current liabilities	$3,551	$4,304
Other non-current liabilities	—	166

Total liabilities	3,551	4,470
Total shareholders’ equity	26,634	28,204

Total liabilities and shareholders’ equity	$30,185	$32,674

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